Exhibit 99.2

Insituform Technologies, Inc. Closes Acquisition of
North American Business of Fyfe Group, LLC

ST. LOUIS, MO, September 1, 2011 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) (“Insituform” or the “Company”) today announced the closing of its acquisition of the North American business of Fyfe Group, LLC.  The transaction purchase price was approximately $115.8 million.

Fyfe Group, based in San Diego, California, is a pioneer and industry leader in the development, manufacture and installation of fiber reinforced polymer (FRP) systems for the structural repair, strengthening and restoration of pipelines (oil, gas, water and wastewater), buildings (commercial, Federal, municipal, residential and parking garages), bridges and tunnels, and waterfront structures.   Lead by founder and Chairman, Ed Fyfe, and Chief Executive Officer, Heath Carr, Fyfe Group has a comprehensive portfolio of patented and other proprietary technologies and products, including its Tyfo® Fibrwrap® System, the only carbon fiber solution on the market meeting 2009 International Building Code requirements.  Fyfe Group’s product and service offering also includes pipeline rehabilitation, concrete repair, epoxy injection, corrosion mitigation and specialty coatings services.  For 2010, Fyfe Group had North American revenues and EBITDA of approximately $45.1 million and $10.4 million, respectively.

The acquisition was financed by a $250 million term loan under the Company’s new $500 million credit facility.

Joe Burgess, President and Chief Executive Officer of Insituform, said “Our acquisition of Fyfe Group’s North American business is in keeping with our objective to develop or acquire high value products and services to prevent the deterioration of infrastructure, using our global distribution channel to expand our leadership position in key energy, mining, water and wastewater, commercial building, transportation and coastal markets, while reducing our reliance on the municipal bid process.  Fyfe Group’s product and service offering complements Insituform’s existing product and service portfolio, but also expands the markets into which we offer our products and services.   In addition, we believe that Fyfe Group’s patented and other proprietary technologies distinguish the company from its competitors and allow the company to achieve compelling returns.   This acquisition furthers our stated objective of achieving a 15% return by 2012.”

Fyfe Group’s senior management team, including Ed Fyfe and Heath Carr, will remain with the company and be responsible for its day-to-day operations, growth and continued technological innovation.   In connection with the closing of the Fyfe North America transaction, Ed Fyfe and Heath Carr also purchased $3.0 million and $1.0 million, respectively, of Insituform common stock at a price of $16.21 per share (Insituform’s closing stock price on August 30, 2011).  The shares of common stock are subject to certain transfer restrictions until February 2013.

Under the acquisition agreement for the Fyfe North America transaction, Fyfe Group granted Insituform an option until July 26, 2012 to acquire Fyfe Group’s international operations in Asia, Europe and Latin America at a purchase price to be negotiated by the parties at the time of exercise.  For 2010, Fyfe Group’s international operations (excluding Canada) had revenues and an EBITDA margin of approximately $20 million and 20%, respectively.  Subject to due diligence and discussions with Fyfe Group’s international partners, Insituform anticipates that the acquisition of Fyfe Group’s international operations will close prior to year end.

Insituform expects the Fyfe Group North America transaction to be accretive to earnings in 2011 (before acquisition transaction expenses).

About Insituform Technologies, Inc.

Insituform Technologies, Inc. is a global leader in infrastructure protection. Insituform provides proprietary technologies and services for the corrosion protection of industrial pipelines and for rehabilitating and strengthening sewer, water, energy and mining piping systems, buildings, bridges and tunnels and waterfront structures. More information about the Company can be found on its internet site at www.insituform.com.

About Fyfe Group, LLC

Fyfe Group has been a pioneer in adapting FRP composites for use in the construction rehabilitation sector including structural repair and reinforcements for buildings, corrosion wrapping for waterfront structures, seismic bracing for structures, leak protection for large diameter pipelines and blast protection for commercial and government properties.   Fiber reinforced polymer systems use fibers (carbon fiber, fiberglass, Kevlar) in combination with polymer resins to form a composite product.  FRP materials have revolutionized the aerospace, marine, electrical, corrosion-resistance and transportations industries.  FRP composites capitalize on their high strength-to-weight ratio and inherent resistance to weather and the corrosive effects of water, salt air and sea water.  Founder and Chairman, Ed Fyfe, and his companies have received more than 25 United States patents regarding FRP composites and their applications.   More information about Fyfe can be found on its internet site at www.fyfeco.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011 and in our subsequent quarterly reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statement, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward looking-statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®  and the Insituform® logo are the registered trademarks of Insituform Technologies, Inc. and its affiliates.  Tyfo® and Fibrwrap® are the registered trademarks of Fyfe Group, LLC and its affiliates.

For more information, contact:
David F. Morris
Senior Vice President and Chief Administrative Officer
636-530-8000